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                                                                    EXHIBIT 11B

                         PACIFICARE HEALTH SYSTEMS, INC.

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      COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK - FULLY DILUTED
           (dollars and shares in thousands, except per share amounts)


                                                      YEARS ENDED SEPTEMBER 30
                                                   -----------------------------
                                                       1994      1993     1992
                                                   -----------------------------
Shares outstanding at the beginning of the period 27,256 25,617 22,771 Weighted average number of shares issued during the period in connection with public offerings,
 for exercise of stock options and conversion of
 subordinated debentures                                 155     1,694     1,007
Shares repurchased (weighted)                            (33)      (88)        -
Dilutive shares contingently issuable upon
 conversion of subordinated debentures, and
 exercise of stock options, net of shares assumed
 to have been purchased (at the higher of average
 or ending market price) for treasury with assumed
 proceeds from exercise of stock options                 766       624       944
                                                   -----------------------------
Total fully diluted shares                            28,144    27,847    24,722
                                                   -----------------------------
                                                   -----------------------------

Income before cumulative effect of a change in
 accounting principle                              $  84,593  $ 62,696  $ 43,590
Cumulative effect on prior years of a change in
 accounting principle                                  5,658         -         -
                                                   -----------------------------
Net income                                         $  90,251  $ 62,696  $ 43,590

Decrease in interest expense applicable to
 subordinated convertible debentures, net income
 of income tax effect                                      -         1       133
                                                   -----------------------------
Net income as adjusted                             $  90,251  $ 62,697  $ 43,723
                                                   -----------------------------
                                                   -----------------------------

Fully diluted earnings per share:
 Earnings before cumulative effect of a change
  in accounting principle                          $    3.00  $   2.25  $   1.77
Cumulative effect on prior years of a change in
 accounting principle                                   0.20         -         -
                                                   -----------------------------
Earnings per share - fully diluted                 $    3.20  $   2.25  $   1.77
                                                   -----------------------------
                                                    ----------------------------

All share and per share amounts have been adjusted to reflect the stock dividend, which had the same effect on the total number of shares of common stock and equivalents outstanding as a two-for-one stock split. (See Note 7 of the Notes to Consolidated Financial Statements, page 29.)

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